EXHIBIT 12.1
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                              WEINGARTEN REALTY INVESTORS
              COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                   TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                (AMOUNTS IN THOUSANDS)



                                                              Three Months Ended
                                                                   March 31,
                                                          --------------------------
                                                              1999          1998
                                                          ------------  ------------
Net income available to common shareholders . . . . . . .   $  13,524     $  12,329

Add:
Portion of rents representative of the interest factor. .         329           203
Interest on indebtedness. . . . . . . . . . . . . . . . .       8,033         8,334
Preferred dividends . . . . . . . . . . . . . . . . . . .       4,563           574
Amortization of debt cost . . . . . . . . . . . . . . . .          94            99
                                                          ------------  ------------
    Net income as adjusted. . . . . . . . . . . . . . . .   $  26,543     $  21,539
                                                          ============  ============

Fixed charges:
Interest on indebtedness. . . . . . . . . . . . . . . . .   $   8,033     $   8,334
Capitalized interest. . . . . . . . . . . . . . . . . . .         447           272
Preferred dividends . . . . . . . . . . . . . . . . . . .       4,563           574
Amortization of debt cost . . . . . . . . . . . . . . . .          94            99
Portion of rents representative of the interest factor. .         329           203
                                                          ------------  ------------
    Fixed charges . . . . . . . . . . . . . . . . . . . .   $  13,466     $   9,482
                                                          ============  ============

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . . .        1.97          2.27
                                                          ============  ============


Net income available to common shareholders . . . . . . .   $  13,524     $  12,329
Depreciation and amortization . . . . . . . . . . . . . .      11,543         9,987
Gain on sales of property and securities. . . . . . . . .                       (83)
Extraordinary charge (early retirement of debt) . . . . .         149         1,392
                                                          ------------  ------------
    Funds from operations . . . . . . . . . . . . . . . .      25,216        23,625
Add:
Portion of rents representative of the interest factor. .         329           203
Preferred dividends . . . . . . . . . . . . . . . . . . .       4,563           574
Interest on indebtedness. . . . . . . . . . . . . . . . .       8,033         8,334
Amortization of debt cost . . . . . . . . . . . . . . . .          94            99
                                                          ------------  ------------
    Funds from operations as adjusted . . . . . . . . . .   $  38,235     $  32,835
                                                          ============  ============

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . .        2.84          3.46
                                                          ============  ============

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